UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 4, 2017

CONSTELLATION BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 High Point Drive, Building 100, Victor, NY 14564
(Address of principal executive offices)              (Zip Code)

Registrant’s telephone number, including area code   (585) 678-7100

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Compensatory Arrangements of Certain Officers

At a meeting held on April 4, 2017, the Human Resources Committee (the “Committee”) of the Board of Directors (the “Board”) of Constellation Brands, Inc. (the “Company”) took the following actions with regard to certain compensatory arrangements for certain of the Company’s senior management personnel, including its Executive Officers.

Fiscal 2017 Incentive Awards

The Committee determined the amount to be paid in annual incentive awards under the Company’s Annual Management Incentive Plan (the “AMIP”) in accordance with its 2017 Fiscal Year Award Program for Executive Officers (the “2017 Program”). The following table sets forth the cash payments to those Executive Officers identified below with respect to their annual incentive awards under the 2017 Program:

Name and Position	Award
Richard Sands, Chairman of the Board	$2,273,258
Robert Sands, President and Chief Executive Officer	$2,318,435
David Klein, Executive Vice President and Chief Financial Officer	$619,248
William F. Hackett, Executive Vice President and Chairman, Beer Division	$626,520

Certification of Performance Results regarding Fiscal 2015 - Fiscal 2017 Performance Share Unit Awards

The Committee certified the achievement of Fiscal 2015 - Fiscal 2017 Relative Stockholder Return (as that term is defined in the award agreement) performance sufficient for recipients of Fiscal 2015 - Fiscal 2017 Performance Share Unit awards (which were granted on April 28, 2014) to earn two times the target award level set forth in their respective Performance Share Unit Agreement. Each recipient’s award will vest if the recipient remains in continuous employment with the Company or any of its subsidiaries until May 1, 2017 (1). On that date, each Executive Officer who was the recipient of a Fiscal 2015 - Fiscal 2017 Performance Share Unit Award would earn the respective number of shares of the Company’s Class A Common Stock as constitutes two times the individual’s target award level pursuant to his respective Performance Share Unit Agreement. The following table sets forth the amounts of shares of the Company’s Class A Common Stock to be earned on May 1, 2017 by those Executive Officers identified below:

Name	Shares Expected to be Earned
Robert Sands	27,180
David Klein	2,180
William F. Hackett	8,420

(1)
The Fiscal 2015 - Fiscal 2017 Performance Share Unit awards can vest at an earlier date upon death or PSU Disability (as that term is defined in the award agreement) of the recipient or upon a PSU Change in Control (as that term is defined in the award agreement); provided, that, in each such case, the Fiscal 2015 - Fiscal 2017 Performance Share Unit awards would vest at each recipient’s respective target level.

Criteria for 2018 Fiscal Year Cash and Equity Incentive Awards

The Committee adopted the 2018 Fiscal Year Award Program for Executive Officers (the “2018 Program”), thereby establishing the performance criteria and bonus opportunity under the Company’s AMIP for Fiscal 2018. Pursuant to the 2018 Program, potential cash incentive awards for Fiscal 2018, if any, will equal 0.5% of the Company’s “Earnings Before Interest and Taxes” for each of Richard Sands and Robert Sands and 0.25% of “Earnings Before Interest and Taxes” for each other executive officer, all as calculated under the AMIP and the 2018 Program and measured for the period from March 1, 2017 through February 28, 2018. The Committee reserves the right to exercise its negative discretion at the end of Fiscal 2018 to reduce the amounts calculated in the preceding sentences to a bonus payment for each of the Company’s Executive Officers that the Committee believes to be appropriate based on such quantitative and qualitative factors as it deems appropriate, including but not limited to the Company’s performance. Also, no individual AMIP payout for a fiscal year or other performance period may exceed $5 million.

The Committee established the Award Pool for Equity Incentives (the “Equity Incentive Funding”), thereby establishing the performance criteria under the Company’s Long-Term Stock Incentive Plan (“LTSIP”) for annual Restricted Stock Unit (“RSU”) and Performance Share Unit (“PSU”) grants, if any, to executive officers on or after March 1, 2018. Pursuant to the Equity Incentive Funding, the Committee established a pool equal to 5% of the Company’s “Earnings Before Interest and Taxes,” as defined under the LTSIP and measured for the period from March 1, 2017 through February 28, 2018 (the “Incentive Award Pool”). Potential annual RSU and PSU awards granted to executive officers on or after March 1, 2018, if any, will be granted out of a specified percentage of the Incentive Award Pool (18% for each of Richard Sands and Robert Sands, and 9% for each other executive officer). The Committee reserves the right to exercise its negative discretion at the end of Fiscal 2018 to reduce the amounts calculated in the preceding sentences, with the form of payment to be determined by the Committee in its sole discretion in RSUs and/or PSUs; provided, however, that no such award shall exceed the applicable share limit under the LTSIP as in effect on the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2017	CONSTELLATION BRANDS, INC.

	By:	/s/ David Klein
David Klein
Executive Vice President and Chief Financial Officer